Project Nexus

EDS

May 29, 2001

Greenhill

DRAFT – 5/31/01

UGS - Financial Overview

(Dollars in Millions)	Actual		Street Base Case [1]		Management Base Case [2]	
	FYE 1999	FYE 2000	FYE 2001	FYE 2002	FYE 2001	FYE 2002
Revenue						
Software	$198.9	$228.5	$264.3	$288.1	$287.1	$312.9
Service	234.2	283.2	344.9	365.6	341.4	364.6
Hardware	34.8	14.2	8.1	6.5	9.8	9.8
Total Revenue	$467.9	$525.9	$617.3	$660.2	$638.3	$687.3
Growth	15.9%	12.4%	17.4%	6.9%	21.4%	7.7%
Gross Profit	$322.7	$360.8	$439.5	$464.4	$450.2	$490.5
Margin	69.0%	68.6%	71.2%	70.3%	70.5%	71.4%
EBITDA	$94.1	$100.4	$142.9	$117.3	$144.7	$131.8
Margin	20.1%	19.1%	23.1%	17.8%	22.7%	19.2%
EBIT	$62.3	$72.9	$112.8	$96.2	$114.1	$110.0
Margin	13.3%	13.9%	18.3%	14.6%	17.9%	16.0%
Net Income	$35.3	$39.7	$61.9	$55.6	$62.7	$64.4
Margin	7.6%	7.5%	10.0%	8.4%	9.8%	9.4%
E.P.S.	$0.97	$1.09	$1.67	$1.50	$1.69	$1.74
Growth	NM	12.3%	53.8%	-10.3%	55.8%	2.7%

(1) Financial results based on extrapolation of Wall Street research from UGS.

(2) Financial results based on Management Base Case estimates from UGS.

UGS – Summary Valuation



Most Recent Unaffected $21.31
Offer $27.00
Comparable Company
$19.75
$30.72
Go Private Transactions(1)
$23.10
$24.36
DCF - Street Base Case(2)
$13.97
$18.54
DCF - Management Base Case(2)
$15.01
$19.84
$10
$15
$20
$25
$30
$35
Share Price

(1) Based on transactions with a public float less than 20%.

(2) Assumes a discount rate of 15.0% and terminal EBITDA multiples of 6.0x – 8.0x.

UGS Valuation

Public Comparables

Absent public trading valuation issues related to EDS as a control shareholder, we believe UGS should trade at a discount to the comparable universe due to:

- Projected reductions in sales growth and margins
- Size relative to competition (market capitalization, revenues, employees):
  - Limits ability to maintain comparable R&D spending levels
  - Reduces product scale and overall customer offerings
- Major UG product strength is in slow growth CAD/CAM market
- Have not made investments necessary to achieve critical mass in higher growth PDM market

Precedent Transactions

Precedent industry transactions, including the acquisition of SDRC, are not relevant due to the fact that:

- EDS, as an 85% majority shareholder, is not paying for control or the corresponding ability to generate synergies
- [Corporate opportunity issue?]

Public Comparables Valuation Analysis

(Dollars in Millions, Except Per Share Data)

Company (Ticker)	Price 5/25/2001	% of 52 Week High	Equity Value [1]	Enterprise Value	Price / EPS [2] 2001E	Price / EPS [2] 2002E	Enterprise Value / Revenue 2001E	Enterprise Value / Revenue 2002E	Enterprise Value / EBITDA 2001E	Enterprise Value / EBITDA 2002E	Enterprise Value / EBIT 2001E	Enterprise Value / EBIT 2002E	2001E P/E / 5-Yr. EPS Gr. Rate [2]
Cadence Design Systems (CDN)	$23.60	72.2%	$6,358	$6,195	23.3x	21.1x	4.1x	3.4x	14.2x	9.8x	32.3x	18.3x	1.53x
Parametric Technology (PMTC)	13.70	74.7%	3,437	3,139	30.8x	22.2x	3.1x	2.8x	15.6x	11.6x	27.5x	18.0x	2.06x
Mentor Graphics (MENT)	28.94	86.1%	2,058	1,955	23.4x	18.9x	2.9x	2.6x	13.8x	11.7x	17.4x	14.6x	1.05x
Autodesk (ADSK)	33.46	79.7%	1,866	1,762	15.3x	12.6x	1.7x	1.5x	7.7x	6.4x	11.5x	9.2x	0.79x
Structural Dynamics Research Corp (SDRC) [3]	17.30	72.0%	654	323	27.7x	22.9x	1.1x	1.0x	8.2x	7.5x	20.3x	16.8x	2.24x
				Mean	25.3x	19.7x	2.6x	2.3x	11.9x	9.4x	21.8x	15.4x	1.53x
				Median	27.7	21.1	2.9	2.6	13.8	9.8	20.3	16.8	1.53
Unigraphics Solutions (UGS) [4][5]	$27.00	109.9%	$1,007	$1,101	15.3x	13.1x	1.9x	1.8x	8.3x	10.1x	10.5x	12.3x	0.79x

Notes:

Estimates from recent research reports unless noted otherwise.

(1) Equity Value assumes the conversion of all outstanding stock options using the treasury method.

(2) Source: IBES estimates as of May 2001.

(3) Based on trading price prior to announcement of acquisition agreement with EDS.

(4) Based on offer price.

(5) Based on Street Base Case estimates.

Public Comparables Operating Analysis

(Dollars in Millions, Except Per Share Data)

Company (Ticker)	Revenue 2001E	Revenue 2002E	Revenue Growth 2001E	Revenue Growth 2002E	Gross Margin 2001E	Gross Margin 2002E	EBITDA Margin 2001E	EBITDA Margin 2002E	EBIT Margin 2001E	EBIT Margin 2002E	Net Margin 2001E	Net Margin 2002E	5-Yr. EPS Gr. Rate[1]	R & D (% of Sales) 2001E	R & D (% of Sales) 2002E
Cadence Design Systems (CDN)	$1,503.9	$1,801.9	17.5%	19.8%	73.4%	73.8%	28.9%	35.0%	12.7%	18.2%	8.4%	13.1%	18.6%	19.4%	17.4%
Parametric Technology (PMTC)	1,019.1	1,139.5	7.8%	11.8%	75.1%	76.9%	19.7%	23.8%	11.2%	15.3%	8.3%	11.2%	15.0%	14.7%	14.0%
Mentor Graphics (MENT)	680.1	764.3	15.3%	12.4%	80.8%	81.2%	20.8%	21.8%	16.5%	17.5%	12.1%	13.0%	22.3%	20.8%	20.5%
Autodesk (ADSK)	1,025.9	1,146.0	10.7%	11.7%	83.2%	83.5%	22.3%	24.1%	15.0%	16.7%	10.1%	11.7%	17.0%	18.2%	18.1%
Structural Dynamics Research Corp (SDRC)[1]	480.1	520.5	6.2%	8.4%	55.0%	56.8%	13.3%	13.5%	5.4%	6.8%	5.0%	5.6%	12.3%	19.0%	19.0%
		Mean	11.5%	12.8%	73.5%	74.4%	21.0%	23.6%	12.2%	14.9%	8.8%	10.9%	17.0%	18.4%	17.8%
		Median	10.7%	11.8%	75.1%	76.9%	20.8%	23.8%	12.7%	16.7%	8.4%	11.7%	17.0%	19.0%	18.1%
Unigraphics Solutions (UGS)[2]	$617.3	$660.2	17.4%	6.9%	71.2%	70.3%	21.1%	17.8%	13.3%	14.6%	10.0%	8.4%	20.0%	16.2%	17.0%

Notes:

Estimates from recent research reports unless noted otherwise.

(1) Source: IBES estimates as of 2001E.

(2) Based on [illegible] estimates.

Precedent Premiums in Go Private Transactions

Date Announced	Target Name	Acquiror Name	Offer Price	Premium / (Discount) to IPO	Premium / (Discount) to 52 Week Low	Premium / (Discount) to 52 Week Avg.	Premium / (Discount) 1 Day	Premium / (Discount) 1 Week	Premium / (Discount) 4 Week
10/23/00	Azurix Corp (Enron Corp)	Enron Corp	$7.00	(63.2%)	100.6%	16.3%	96.5%	95.5%	95.4%
9/21/00	Hertz Corp (Ford Motor Co)	Ford Motor Co	30.00	25.0%	23.7%	(3.3%)	23.7%	20.6%	(6.3%)
7/20/00	JLK Direct Distribution Inc	Kennametal Inc	6.70	(66.5%)	48.9%	3.6%	14.0%	48.9%	29.2%
3/31/00	Hartford Life (ITT Hartford)	Hartford Fin Svcs Group Inc	44.00	55.0%	47.9%	10.3%	(2.4%)	3.4%	20.5%
3/23/00	Homestead Village Inc	Security Capital Group Inc	3.40	(77.3%)	75.5%	63.8%	23.6%	29.5%	64.8%
3/21/00	Travelers Property Casualty	Citigroup Inc	41.50	66.0%	47.9%	18.9%	23.2%	33.0%	33.0%
3/16/00	Vastar Resources Inc	BP Amoco PLC	71.00	158.6%	73.2%	46.8%	12.8%	17.2%	40.6%
3/14/00	Howmet International Inc	Alcoa Inc	18.75	25.0%	65.7%	23.3%	1.4%	8.7%	2.0%
12/1/99	Boise Cascade Office Products	Boise Cascade Corp	13.25	(47.0%)	38.6%	42.6%	15.2%	24.7%	20.5%
4/1/99	AquaAlliance Inc	Vivendi SA	2.00	(84.0%)	45.5%	45.2%	(11.1%)	(17.5%)	39.1%
3/19/99	Spelling Entertainment Group	Viacom Inc (Natl Amusements)	9.00	(59.1%)	38.0%	26.1%	1.4%	32.1%	42.6%
3/8/99	LabOne Inc (Lab Holdings Inc)	Lab Holdings Inc	12.75	(39.2%)	27.8%	(12.0%)	19.1%	10.8%	21.4%
			Median	(38.1%)	45.4%	21.1%	14.6%	22.7%	31.4%
5/23/01	Unigraphics Solutions	Electronic Data Systems	21.00	92.9%	88.6%	40.3%	26.7%	39.5%	50.5%

One Month Premiums in Selected Go Private Transactions (Under 20% Public Float)



One Month Premium
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
-20.0%
1/1/1999
5/21/1999
10/8/1999
2/25/2000
7/14/2000
12/1/2000
4/20/2001
UGS (50.8%)
35.0% - Mean
31.4% - Median

UGS – Discounted Cash Flow Valuation

(Dollars in Millions, Except Per Share Data)

	Street Base Case			Management Base Case		
Terminal EBITDA Multiple	6.0x	7.0x	8.0x	6.0x	7.0x	8.0x
Present Value of Cash Flows:						
Q4 2001 - FY 2005	182.6	182.6	182.6	192.7	192.7	192.7
Terminus	503.6	587.5	671.4	531.6	620.3	708.9
Other	0.0	0.0	0.0	0.0	0.0	0.0
Enterprise Value	$686.2	$770.1	$854.0	$724.3	$812.9	$901.5
Equity Value	$512.2	$596.1	$680.1	$550.3	$639.0	$727.6
Share Price	$13.97	$16.26	$18.54	$15.01	$17.42	$19.84
Premium / (Discount) to Offer	(48.3%)	(39.8%)	(31.3%)	(44.4%)	(35.5%)	(26.5%)
Terminal Value Analysis						
% Value in Terminus	73.4%	76.3%	78.6%	73.4%	76.3%	78.6%
Implied Perpetual Growth Rate	5.27%	6.66%	7.70%	5.30%	6.68%	7.72%
Implied Valuation Multiples						
Enterprise Value /						
FY 2001E Revenues	1.11x	1.25x	1.38x	1.13x	1.27x	1.41x
FY 2001E EBITDA	4.8x	5.4x	6.0x	5.0x	5.6x	6.2x
FY 2001E EBIT	6.1x	6.8x	7.6x	6.4x	7.1x	7.9x

Note: This analysis assumes the mid-period convention that cash flows occur at the middle of the period

Note: Discount rate is assumed at 15.0%. Operating assumptions can be found on page 16.

UGS – Valuation Matrix

(Dollars in Millions, Except Per Share Data)

Share Price	One Day Premium	One Month Premium[1]	Equity Value	Enterprise Value	Management Base Case: Enterprise Value / EBITDA 2001E	Management Base Case: Enterprise Value / EBITDA 2002E	Management Base Case: Equity Value / Net Income 2001E	Management Base Case: Equity Value / Net Income 2002E	Street Base Case: Enterprise Value / EBITDA 2001E	Street Base Case: Enterprise Value / EBITDA 2002E	Street Base Case: Equity Value / Net Income 2001E	Street Base Case: Equity Value / Net Income 2002E
					$144.7	*$131.8*	*$63.7*	*$64.4*	*$142.9*	*$117.3*	*$61.9*	*$55.6*
$21.31	0.0%	19.1%	$784.1	$958.1	6.6x	7.3x	12.5x	13.8x	6.7x	8.2x	12.7x	14.1x
27.00	26.7%	50.8%	1,006.8	1,180.8	8.2x	9.0x	16.1x	15.6x	8.3x	10.1x	16.3x	18.1x
28.00	31.4%	56.4%	1,046.6	1,220.6	8.4x	9.3x	16.7x	16.3x	8.5x	10.4x	16.9x	18.8x
29.00	36.1%	62.0%	1,086.4	1,260.4	8.7x	9.6x	17.3x	16.9x	8.8x	10.7x	17.5x	19.6x
30.00	40.8%	67.6%	1,126.2	1,300.1	9.0x	9.9x	18.0x	17.5x	9.1x	11.1x	18.2x	20.3x
31.00	45.5%	73.2%	1,166.0	1,339.9	9.3x	10.2x	18.6x	18.1x	9.4x	11.4x	18.8x	21.0x
32.00	50.2%	78.8%	1,205.8	1,379.7	9.5x	10.5x	19.2x	18.7x	9.7x	11.8x	19.5x	21.7x
33.00	54.9%	84.4%	1,245.6	1,419.5	9.8x	10.8x	19.9x	19.4x	9.9x	12.1x	20.1x	22.4x
34.00	59.5%	89.9%	1,285.4	1,459.3	10.1x	11.1x	20.5x	20.0x	10.2x	12.4x	20.8x	23.1x

(1) Premium to stock price as of April 26, 2001, prior to pre-announcement run-up.

UGS – Stock Price Performance – IPO through Go Private Announcement



Stock Price
$40
$35
$30
$25
$20
$15
$10
$5
One Month Avg. - $18.83
Six Month Avg. - $18.79
One Year Avg. - $19.23
Avg. Since IPO - $19.24
Offer
$27.00
Price Before
Announcement
$21.31
6/16/1998
10/26/1998
3/8/1999
7/15/1999
11/19/1999
3/30/2000
8/8/2000
12/14/2000
4/26/2001

Appendix

UGS – Comparable Company Valuation

Valuation Basis	UGS Amount	Multiple Range Low		Multiple Range High	Implied Value Per Share Low		Implied Value Per Share High
Street Base Case							
2002E EBITDA	$117.3	7.0x	-	10.0x	$17.65	-	$27.24
2002E EBIT	96.2	9.0x	-	15.0x	18.86	-	34.60
2002E Net Income	55.6	15.0x	-	20.0x	22.74	-	30.32
				Mean	**$19.75**	-	**$30.72**

Summary Valuation			
Valuation Range	**$19.75**	-	**$30.72**
Offer Price	**$27.00**	-	**$27.00**
Premium/(Discount) to Offer	**(26.9%)**	-	**13.8%**

UGS – Squeeze-Out Valuation

Valuation Basis	UGS Amount	Multiple Range Low		Multiple Range High	Implied Value Per Share Low		Implied Value Per Share High
Minority Squeeze-Out Premium Paid							
One Day Prior	$19.25	20.0%	-	24.0%	$23.10	-	$23.87
One Week Prior	18.74	25.0%	-	30.0%	23.43	-	24.36
One Month Prior	17.05	36.0%	-	40.0%	23.19	-	23.87
				Low/High	**$23.10**	-	**$24.36**

Summary Valuation			
Valuation Range	**$23.10**	-	**$24.36**
Offer Price	**$27.00**	-	**$27.00**
Premium /(Discount) to Offer	**(14.4%)**	-	**(9.8%)**

Selected Go Private Transactions (Under 20% Public Float)

Date Announced	Date Effective	Target Name / Description	Acquiror Name / Description	% of Shares Acquired	Target Mkt. Cap. ($MM)	1-Day Premium	1-Week Premium	4-Week Premium
10/27/2000	03/16/2001	Azurix Corp (Enron Corp) *Provider of water services*	Enron Corp *Wholesale provider of petroleum and petroleum products*	18.5%	$821.3	96.5%	96.5%	95.4%
09/21/2000	3/12/2001	Hertz Corp (Ford Motor Co) *Provider of automobile and truck rental services*	Ford Motor Co *Manufacturer of automobiles, trucks and auto parts*	18.5%	$3,227.1	23.7%	20.6%	-5.3%
07/20/2000	11/17/2000	JLK Direct Distribution Inc *Manufacturer of wholesale industrial machinery*	Kennametal Inc *Manufacturer of metalworking tools*	17.0%	$221.0	14.0%	48.9%	29.2%
03/31/2000	06/27/2000	Hartford Life (ITT Hartford) *Provider of insurance and financial services*	Hartford Fire Ins. Group Inc *Insurance and financial services company*	18.5%	$6,161.6	-2.4%	3.4%	20.5%
03/23/2000	06/18/2000	Homestead Village Inc *Owner and operator of lodging properties*	Security Capital Group Inc *Provider of real estate research services*	13.0%	$407.6	23.6%	29.5%	64.8%
03/21/2000	04/20/2000	Travelers Property Casualty *Provider of property and casualty insurance services*	Citigroup Inc *Insurance and financial services company*	15.0%	$3,370.9	23.2%	30.0%	33.6%
03/16/2000	09/15/2000	Vastar Resources Inc *Oil and gas exploration and production company*	BP Amoco PLC *Integrated oil and gas company*	18.0%	$6,933.1	12.5%	17.2%	40.6%
03/14/2000	06/20/2000	Howmet International Inc *Manufacturer of industrial and jet engine parts*	Alcoa Inc *Manufacturer of aluminum products*	16.4%	$1,275.6	1.4%	0.7%	2.0%
12/01/1999	04/19/2000	Boise Cascade Office Products *Manufacturer of wholesale stationery and office supplies*	Boise Cascade Corp *Manufacturer of paper and paper products*	18.8%	$831.0	15.2%	24.7%	23.5%
04/01/1999	08/15/1999	AquaAlliance Inc *Provider of engineering solutions for the water, wastewater and hazardous remediation markets*	Vivendi SA *Provides a variety of public and construction services through various subsidiaries*	17.0%	$370.4	-11.1%	-17.9%	30.1%
03/19/1999	07/01/1999	Spelling Entertainment Group *Motion picture distributor*	Viacom Inc (Nat'l Amusements) *Provider of cable and TV production services*	20.0%	$839.7	1.4%	32.1%	42.6%
03/18/1999	08/10/1999	LabOne Inc (Lab Holdings Inc) *Provides laboratory testing services*	Lab Holdings Inc *Owns and operates medical laboratory facilities and provides risk appraisal testing for insurers*	19.5%	$151.1	19.1%	19.5%	21.4%

	1-Day Premium	1-Week Premium	4-Week Premium
Mean	18.1%	26.1%	33.0%
Median	14.6%	22.7%	31.4%

DCF Assumptions

- 5 Year Street Base Case assumptions for revenue growth, cost of goods sold and operating expense were based on extrapolation of Wall Street research from UGS

	2001E	2002E	2003E	2004E	2005E
Revenue Growth	17.4%	6.9%	7.1%	7.1%	7.2%
COGS (% of sales)	28.8%	29.7%	29.3%	29.0%	28.7%
R&D Expense (% of sales)	16.2%	17.0%	17.0%	17.0%	17.0%
SG&A Expense (% of sales)	35.9%	38.0%	38.0%	38.0%	38.0%

- 5 Year Management Base Case assumptions for revenue growth, cost of goods sold and operating expense were based on UGS management estimates

	2001E	2002E	2003E	2004E	2005E
Revenue Growth	21.4%	7.7%	7.8%	7.6%	7.5%
COGS (% of sales)	29.9%	28.6%	28.6%	28.4%	28.2%
R&D Expense (% of sales)	16.6%	16.6%	17.0%	17.0%	17.0%
SG&A Expense (% of sales)	35.1%	37.8%	38.3%	38.5%	38.5%

R&D Spending



350.0
300.0
250.0
200.0
150.0
100.0
50.0
0.0
US Dollars in Millions
292.5
313.0
187.1
207.8
150.2
159.6
141.4
157.0
99.9
112.2
91.0
98.8
Cadence Design Systems
Autodesk
Parametric Technology
Mentor Graphics
Unigraphics Solutions
Structural Dynamics Research Corp.
2001
2002

UGS – Indexed Stock Price Performance - IPO through Go Private Announcement



Indexed Stock Price
300
250
200
150
100
50
0
UGS
Comparable Company Index
NASDAQ Composite Index
06/18/98
10/11/98
02/03/99
05/29/99
09/21/99
01/14/00
05/08/00
08/31/00
12/24/00
04/18/01

Comparable Company Index includes: Cadence Design Systems, Parametric Technology, Autodesk, Mentor Graphics and SDRC

Summary Descriptions of Comparable Companies

Company (Ticker)	Company Description	Major Products	Major Markets Served	Major Customers
Autodesk (ADSK)	• Provides design software, Internet portal services, wireless development platforms and point-of-location applications that empower more than four million customers in over 160 countries • The Design Solutions Segment derives revenues from the sale of design software products for professionals, occasional users, or consumers who design, draft and diagram, and from the sale of mapping and geographic information systems technology to public and private users. • The Discreet Segment develops, assembles, markets, sells and supports nonlinear digital systems and software for creating, editing and compositing imagery for a variety of applications, including feature films, television programs, commercials, music and corporate videos, interactive game production, live broadcasting and Web design	AutoCAD product line - CAD Autodesk product line - CAD	Architectural design and land development, manufacturing, utilities, telecommunications, and media and entertainment	NA
Cadence Design Systems (CDN)	• Provides electronic design automation (EDA) products, methodology services and design services for the product development organizations of the world's leading electronics companies	*Numerous products in the following segments:* EDA Solutions Design Methodology Services Design Services	Wireless telecommunications, wired telecommunications and networking, mobile computing, and Internet and personal computing	[illegible], [illegible], Fujitsu, Honeywell, Hughes Network Systems, Lucent Technologies, MIT, Motorola, [illegible] Company, Samsung Electronics, Texas Instruments and Toshiba
Dassault Systemes (DASTY)	• Develops software for the computer-aided design (CAD), computer-aided manufacturing (CAM), computer-aided engineering (CAE) and product data management (PDM) markets, providing companies with solutions to implement their digital enterprise, creating and simulating the entire product lifecycle from initial concept to production and service.	CATIA - CAD/CAM/CAE DELMIA - CAM ENOVIA - PDM SolidWorks - CAD Smart Solutions - PDM Spatial - CAD/CAM/CAE	Aerospace, automotive and transportation, consumer goods, electrical and electronics, fabrication and assembly, plant design and shipbuilding	Airbus, BMW, Bombardier, Boeing, DaimlerChrysler, IBM, Kawasaki, Lockheed-Martin, [illegible] Systems, Volvo

Summary Descriptions of Comparable Companies (cont.)

Company (Ticker)	Company Description	Major Products	Major Markets Served	Major Customers
Mentor Graphics (MENT)	• Manufactures, markets and supports software and hardware electronic design automation (EDA) products, embedded systems software products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems • Software is used in the design of such diverse products as supercomputers, automotive electronics, telephone switching systems, cellular base stations and handsets, computer network hubs and routers, signal processors, personal computers, personal digital assistant equipment, video conferencing equipment, 3-D graphics boards, digital audio broadcast radios and smart cards	Mentor's products include the following segments: System Level Design and Verification PCB Design and Analysis IC Design and Verification Embedded Software Services and Support	Communications, computer, consumer electronics, semiconductor, aerospace, networking, multimedia and transportation	Advanced Micro Devices, Broadband Technologies, GE Power Automation, Ericsson, GTE, Nokia, Siemens
Parametric Technology (PMTC)	• Provider of mechanical computer-aided design (CAD), computer-aided manufacturing (CAM) and computer-aided engineering (CAE) software that enables companies to manage the product development process in order to better design, understand and achieve time-to-market advantage • Develops, markets and supports collaborative product commerce (CPC) software solutions that address various phases of the product lifecycle, such as product data management (PDM), component and supplier management (CSM), visualization and digital mockup, mechanical computer-aided design (MCAD), enterprise application integration (EAI), program and project management, manufacturing planning and maintenance, repair and overhaul (MRO)	Pro/ENGINEER - CAD/CAM/CAE Windchill - CPC	Aerospace, consumer products, education, electronics, heavy equipment, industrial equipment, medical equipment and transportation	Avions Dassault, American Standard, Caterpillar, Chrysler, John Deere, Lockheed-Martin, Lucent Technologies, Motorola Communications, Nortel, Pratt&Whitney and Sony
Structural Dynamics Research Corporation (SDRC)	• Developer and global provider of software solutions for collaborative product development and computer-aided design. • Customers use SDRC's mechanical design automation ("MDA") and product knowledge management ("PKM") software solutions to develop mechanical products and manage information about their products.	I-DEAS - CAD/CAM/CAE Imageware - CAD FEMAP - CAD Metaphase - PKM	Aerospace, automotive, consumer products, electronics, and industrial equipment	Ford Motor Company, Boeing, Nissan, Xerox, Lockheed Martin, ABB, Bosch, Siemens AG, Harley Davidson, Mazda and Kodak

Summary Descriptions of Comparable Companies (cont.)

Company (Ticker)	Company Description	Major Products	Major Markets Served	Major Customers
Synopsys (SNPS)	• Supplier of electronic design automation (EDA) software to the global electronics industry • Provides design technologies and solutions to designers of integrated circuits (ICs), including system-on-a-chip ICs and the electronic products (such as computers, cell phones, and Internet routers) that use such ICs to automate significant portions of their chip design process • Provides consulting services and support to customers to streamline the design process and accelerate time to market	*Products include the following segments:* IC Implementation Verification and Test IP and System Design Transistor Level Design Professional Services	Aerospace, communications, computer, consumer electronics and semiconductor	3Com, Apple Computer, Hewlett-Packard, Honeywell, Hyundai Electronics America, IBM, Lucent Technologies, National Semiconductor, NEC, Nokia, Nortel, Sanyo, Siemens, Sony, Sun, Texas Instruments and Toshiba